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Exhibit 21.  Subsidiaries of Registrant.

        University Bank, a Michigan state chartered bank.

        Midwest Loan Services, Inc., a Michigan Corporation (80% owned by Bank)

      Varsity Funding Services, L.L.C., a Michigan Limited Liability Company
         (99% owned by Bank and 1% owned by Company)

      Varsity Mortgage, L.L.C., a Michigan Limited Liability Company (100% of the voting Interests owned by Bank and 100% of the non-voting Interests owned by three employees)

      Arbor Street, L.L.C, a Michigan Limited Liability Company (98% owned by
         Bank)

      University Insurance & Investment Services, Inc., a Michigan Corporation
         (100% owned by Bank)

      University Insurance Center, Inc., a Michigan Corporation (100% owned by
         University Insurance & Investment Services, Inc.)







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